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                                                                   EXHIBIT 10.15

                           KING PHARMACEUTICALS, INC.

               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

PREAMBLE. The King Pharmaceuticals, Inc., Non-Employee Directors' Deferred Compensation Plan (the "Plan") is an unfunded, non-qualified deferred compensation arrangement for non-employee members of the Board of Directors of King Pharmaceuticals, Inc. (the "Company"). Under the Plan, each Eligible Director (defined below) may elect to defer payment of part or all of his compensation for serving as a Director by purchasing hypothetical units of the Company's common stock ("Phantom Stock Units" or "Units") or investing in a hypothetical money market fund ("Money Market Account") as described in this Plan.

SECTION 1. Definitions.

         SECTION 1.1. "Account" means the Phantom Stock Unit Account or Money Market Account established by the Company for each Participant, the performance of which shall be measured by reference to the Market Value of Common Stock in the case of the Phantom Stock Unit Account or the Schwab Domestic Money Market Fund in the case of the Money Market Account. The maintenance of individual Accounts is for bookkeeping purposes only.

         SECTION 1.2. "Board" means the Board of Directors of the Company.

         SECTION 1.3. "Change in Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K, as in effect on December 31, 2002, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any subsidiary of the Company, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors; provided, however, that the following will not constitute a Change in Control: any acquisition by any corporation if, immediately following such acquisition, more than 75% of the outstanding securities of the acquiring corporation ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons, who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; or
(ii) individuals who constitute the Board on January 1, 2003 (the "Incumbent Board") have ceased for any reasons to constitute at least a majority thereof, provided that: any person becoming a director subsequent to January 1, 2003 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three fourths (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or (iii) upon approval by the Company's shareholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those persons who


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were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or
(iv) upon approval by the Company's shareholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company. Notwithstanding the occurrence of any of the foregoing, the Board may determine, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be so considered. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be or probably will lead to a Change in Control or after such event if made by the Board, a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably will lead to a Change in Control.

         SECTION 1.4. "Committee" means the Compensation Committee of the Board.

         SECTION 1.5. "Common Stock" means the common stock, no par value, of the Company.

         SECTION 1.6. "Deferrable Amount" means an amount equal to the sum of the Eligible Director's cash compensation, including meeting fees and any other compensation otherwise payable in cash arising from service on the Board.

         SECTION 1.7. "Eligible Director" means a member of the Board of the Company who is not an employee of the Company or any subsidiary of the Company.

         SECTION 1.8. "Enrollment Period" means the period designated by the Committee each year for participation in the Plan the succeeding year; provided however, that such period will end on or before December 31 of each year or as provided in Section 3.1 hereof.

         SECTION 1.9. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         SECTION 1.10. "Market Value" means the closing price of the shares of Common Stock on the New York Stock Exchange on the day on which such value is to be determined or, if no such shares were traded on such day, said closing price on the next business day on which such shares are traded; provided, however, that if at any relevant time the shares of Common Stock are not traded on the New York Stock Exchange, then "Market Value" shall be determined by reference to the closing price of the shares of Common Stock on another national securities exchange, if applicable, or if the shares are not traded on an exchange but are traded in the over-the-counter market, by reference to the last sale price or the closing "asked" price of the shares in the over-the-counter market as reported by the NASDAQ Stock Market or other national quotation service.

         SECTION 1.11. "Participant" means an Eligible Director who elects for one or more years to defer compensation pursuant to this Plan.


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         SECTION 1.12. "Valuation Date" means each business day.

SECTION 2. Deferral of Compensation. An Eligible Director may elect to defer 0%, 25%, 50%, 75% or 100% of his Deferrable Amount to his Account. No deferral shall be made of any compensation payable after termination of the Eligible Director's service on the Board.

SECTION 3. Time of Election of Deferral.

         SECTION 3.1. Enrollment Period. An Eligible Director who wishes to defer compensation must irrevocably elect to do so during the applicable Enrollment Period. The Enrollment Period shall end on or before December 31 of the calendar year immediately preceding the year in which the Eligible Director's applicable Deferrable Amount will be earned. Elections shall be made annually. Notwithstanding the foregoing, the Enrollment Period for participation in the Plan for 2003 shall end on March 31, 2003.

         SECTION 3.2. Year of Initial Service of an Eligible Director. An Eligible Director who is elected as a member of the Board may begin participation in the Plan contemporaneously with the beginning of his service by completing an election form.

SECTION 4. Hypothetical Accounts.

         SECTION 4.1 Phantom Stock Unit Account. Amounts in a Participant's Phantom Stock Unit Account are hypothetically invested in Units. Amounts deferred into an Account are recorded as Units, and fractions thereof, with one Unit equating to a single share of Common Stock. Thus, the value of one Unit shall be the Market Value of a single share of Common Stock. The use of Units is merely a bookkeeping convenience; the Units are not actual shares of Common Stock. The Company will not reserve or otherwise set aside any Common Stock for or to any Account.

         SECTION 4.2 Money Market Account. Amounts in a Money Market Account replicate the performance of Schwab Domestic Money Market Fund with respect to investment performance (i.e. increases or decreases in value in the same amounts and at the same time as the underlying actual mutual fund or other actual investment vehicle). The Participant has no real or beneficial ownership in the Schwab Domestic Money Market Fund.

SECTION 5. Deferrals and Crediting Amounts to Accounts.

         SECTION 5.1. Manner of Electing Deferral. An Eligible Director may elect to defer compensation by executing and returning to the Committee a deferred compensation form provided by the Company indicating the Deferrable Amount. An election to defer shall be irrevocable, and not modifiable, following the end of the applicable Enrollment Period.

         SECTION 5.2. Crediting of Amounts to the Account. Amounts to be deferred shall be credited to the Participant's Account as of the last day of the quarter which is a trading day for the common stock of the Company on the New York Stock Exchange.


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SECTION 6. Deferral Period. Subject to Sections 9, 10, and 17 hereof, the compensation which a Participant elects to defer under this Plan shall be deferred until the Participant ceases to serve as a member of the Board. Any such election shall be made during the applicable Enrollment Period on the deferred compensation form referenced in Section 5 above. The payment of a Participant's Account shall be governed by Sections 8, 9, 10 and 17, as applicable.

SECTION 7. Investment in the Account.

         SECTION 7.1. Election into the Phantom Stock Unit Account. A Participant's Phantom Stock Unit Account shall be credited, as of the date described in Section 5.2, with that number of Units, and fractions thereof, obtained by dividing the Deferred Amount allocated to the Phantom Stock Unit Account by the Market Value of the Common Stock as of such date.

         SECTION 7.2. Transfers Between Accounts. A Participant may direct that all or any portion, designated as a whole dollar amount, of the existing balance of one of his Accounts be transferred to his other Account, effective as of (i) the date such election is made, if and only if such election is made prior to the close of trading on the New York Stock Exchange on a day on which the Common Stock is traded on the New York Stock Exchange, or (ii) if such election is made after the close of trading on the New York Stock Exchange on a given day or at any time on a day on which no sales of Common Stock are made on the New York Stock Exchange, then on the next business day on which the Common Stock is traded on the New York Stock Exchange (the date described in (i) or (ii), as applicable, is referred to hereinafter as the election's "Effective Date"). Such election shall be made in the manner specified by the Committee or its authorized designee; provided, however, that a Participant may only elect to transfer between his or her Accounts if he has made no election within the previous six months to effect an "opposite way" fund-switching (i.e. transfer our versus transfer in) transfer into or out of the Phantom Stock Unit Account or any other "opposite way" intraplan transfer or plan distribution involving a Company equity securities fund which constitutes a "Discretionary Transaction" as defined in Rule 16b-3 under the Exchange Act.

         SECTION 7.3. Transfer Into the Phantom Stock Unit Account. If a Participant elects pursuant to Section 7.2 to transfer an amount from his Money Market Account to his Phantom Stock Unit Account, effective as of the election's Effective Date, (i) his Phantom Stock Unit Account shall be credit with that number of units of Common Stock, and fractions thereof, obtained by dividing the dollar amount elected to be transferred by the Market Value of the Common Stock on the Valuation Date immediately preceding the election's Effective date; and
(ii) his or her Money Market Account shall be reduced by the amount elected to be transferred.

         SECTION 7.4. Transfer Out of the Phantom Stock Unit Account. If a Participant elects pursuant to Section 7.2 to transfer an amount from his Phantom Stock Unit Account to his Money Market account, effective as of the election's Effective Date, (i) his Money Market Account shall be credited with a dollar amount equal to the amount obtained by multiplying the number of units to be transferred by the Market Value of the Common Stock o the Valuation Date immediately preceding the election's Effective Date; and (ii) his Phantom Stock Unit Account shall be reduced by the number of units elected to be transferred.


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         SECTION 7.5. Dividend Equivalents. Effective as of the payment date of each cash dividend, if any, on the Common Stock, the Phantom Stock Unit Account of each Participant who had a balance in his Phantom Stock Unit Account Account on the record date for such dividend shall be credited with the number of Units, and fractions thereof, obtained by dividing (i) the aggregate dollar amount of such cash dividend payable in respect of such Participant's Phantom Stock Unit Account (determined by multiplying the dollar value of the dividend paid upon a single share of Common Stock by the number of Units held in the Participant's Phantom Stock Unit Account on the record date for such dividend) by (ii) the Market Value of the Common Stock on the Valuation Date immediately preceding the payment date for such cash dividend.

         SECTION 7.6. Stock Dividends. Effective as of the payment date of each stock dividend, if any, on the Common Stock, additional Units shall be credited to the Phantom Stock Unit Account of each Participant who had a balance in his Phantom Stock Unit Account on the record date for such dividend. The number of Units that shall be credited to the Phantom Stock Unit Account of such a Participant shall equal the number of shares of Common Stock, and fractions thereof, which the Participant would have received as stock dividends had he been the owner on the record date for such stock dividend of the number of Units credited to his Phantom Stock Unit Account on such record date.

         SECTION 7.7. Recapitalization. If, as a result of a recapitalization of the Company, the outstanding shares of Common Stock shall be changed into a greater number or smaller number of shares, the number of Units credited to a Participant's Phantom Stock Unit Account shall be appropriately adjusted on the same basis.

         SECTION 7.8. Distributions. Amounts may only be distributed by withdrawal from the Phantom Stock Unit Account or the Money Market Account (pursuant to Sections 8, 9, 10 or 17), and shall be distributed in cash. The number of Units to be distributed from the Participant's Phantom Stock Unit Account shall be valued by multiplying the number of such Units by the Market Value of the Common Stock as of the Valuation Date immediately preceding the date such distribution is to occur. The amount of cash to be distributed from the Money Marekt Account shall be the equivalent value of the Schwab Money Market Fund as of the Valuation Date.

         SECTION 7.9. Responsibility for Investment. Each Participant is solely responsible for any decision to defer compensation into his Accounts and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he elects to defer into his Accounts.

SECTION 8. Payment of Deferred Compensation.

         SECTION 8.1 General. No withdrawal may be made from a Participant's Accounts except as provided in this Section 8 and Sections 9, 10 and 17.



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         SECTION 8.2. Manner of Payment. Payment of a Participant's Accounts
shall be made in a single lump sum within 30 days of the termination of the Participant's service as a member of the Board or in annual installments, as requested in writing by the Participant within 15 days of the termination of the Participant's service as a member of the Board. Participant may change his election and receive the balance of Participant's Accounts in a lump sum by providing written notice of this election 30 days before the succeeding installment payment is to be made. The maximum number of annual installments is ten (10). All payments from the Plan shall be made in cash.

         SECTION 8.3. Timing of Installment Payments. If applicable, the initial installment payment shall be made as soon as practicable following the last day of the month in which the termination of the Participant's service as a member of the Board occurs, but in no event more than thirty (30) days after such termination, and subsequent installments shall be made on the anniversary date of the initial installment payment, until the Participant's Accounts' balance is distributed in full.

         SECTION 8.4. Valuation. The amount of each installment payment shall be equal to the value, as determined on the Valuation Date preceding the installment payment, of the Participant's Accounts, divided by the number of installments remaining to be paid.

SECTION 9. Payment of Deferred Compensation After Death. If a Participant dies prior to complete payment of his Accounts, the balance of such Accounts, valued as of the Valuation Date immediately preceding the date payment is made, shall be paid in a single, lump sum payment to (i) the beneficiary or contingent beneficiary designated by the Participant on forms supplied by the Committee, or,(ii) in the absence of a valid designation of a beneficiary or contingent beneficiary, the Participant's estate within 30 days after appointment of a legal representative of the deceased Participant.

SECTION 10. Withdrawal from the Plan.

         SECTION 10.1. Acceleration of Payment for Hardship. Upon request of the Participant and upon a determination by the Committee that an emergency event beyond the Participant's control exists which would cause such Participant severe financial hardship, Participant may receive a distribution from his Accounts. Any such distribution shall be limited to the amount needed to meet such emergency. The amount of the distribution shall be equal to the value, as determined on the preceding Valuation Date.

         SECTION 10.2. Voluntary Withdrawal. Any Participant may at his discretion withdraw at any time all or part of his Accounts balances; provided, if this option is exercised, the individual will forfeit to the Company 10% of the amount distributed which shall be subtracted from the amount distributed (i.e. 90% of the requested amount will be paid). Deferral elections shall be revoked for the remainder of the Plan year during which the voluntary withdrawal is made and not permitted for the subsequent Plan year. The amount of the distribution shall be equal to the value, as determined on the preceding Valuation Date.


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SECTION 11. Participants' Rights Unsecured. The benefits payable under this Plan shall be paid by the Company each year out of its general assets. To the extent a Participant acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Participant or the Participant's beneficiary. No Participant shall have the right to exercise any of the rights or privileges of a shareholder with respect to Units in his Phantom Stock Unit Account. The Plan constitute a mere promise by the Company to make benefit payments in the future. It is the intention of the Participants and the Company that the arrangements be unfunded for tax purposes.

SECTION 12. No Right to Continued Service. Participation in the Plan shall not give any Participant any right to remain a member of the Board.

SECTION 13. Statement of Accounts. Statements will be sent no less frequently than annually to each Participant or his estate showing the value of the Participant's Accounts.

SECTION 14. Deductions. The Company will withhold to the extent required by law all applicable income and other taxes from amounts deferred or paid under the Plan.

SECTION 15. Administration.

         SECTION 15.1. Responsibility. Except as expressly provided otherwise herein, the Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee further shall have the sole and exclusive authority and right to interpret and construe the provisions of the Plan.

         SECTION 15.2. Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence the Committee shall have the exclusive right: to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of benefits payable under the Plan, to construe any ambiguous provision of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to decide any and all questions arising in the administration, interpretation and application of the Plan.

         SECTION 15.3. Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and benefits under the Plan. It is the intent that the decisions of the Committee and its action with respect to the Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.


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         SECTION 15.4. Delegation of Authority. The Committee may delegate some or all of its authority under the Plan to any person or persons provided that any such delegation be in writing.

         SECTION 15.5. Restriction on Authority of the Committee. Under any circumstances where the Committee is authorized to make a discretionary decision concerning a payment of any type under this Plan to a member of such Committee, the member of the Committee who is to receive such payment shall take no part in the deliberations or have any voting or other power with respect to such decision.

SECTION 16. Amendment. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner without shareholder approval; provided, however, that the Board may condition any amendment on the approval of shareholders if such approval is necessary or advisable with respect to tax, securities, or other applicable laws. No amendment, modification, or termination shall, without the consent of the Participant, adversely affect such Participant's accruals in his Account as of the date of such amendment, modification, or termination.

SECTION 17. Change in Control.

         SECTION 17.1. General. The terms of this Section 17 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan.

         SECTION 17.2. Acceleration of Payment Upon Change in Control. Upon the occurrence of a Change in Control, each Participant, whether or not he is still a director, shall be paid in a single, lump-sum cash payment the balances of his Accounts as of the Valuation Date immediately preceding the date payment is made. Such payment shall be made contemporaneously with the closing of the transaction which constitutes the Change in Control.

         SECTION 17.3. Amendment On or After Change in Control. On or after a Change in Control, no action, including, but not by way of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to the balance in the Participant's Accounts.

         SECTION 17.4. Attorney's Fees. The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right such Participant may be entitled to under the Plan after a Change in Control; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

SECTION 18. Governing Law. The Plan shall be construed, governed and enforced in accordance with the laws of the State of Tennessee, except as such laws are preempted by applicable federal law.



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SECTION 19. Successors and Assigns. This Plan shall be binding upon the successors and assigns of the Participants and the Company.

SECTION 20. Compliance with Securities and Exchange Commission Regulations. It is the Company's intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, and any regulations promulgated thereunder (the "Rule"). If any provision of the Plan is found not to be in compliance with such Rule, the provision shall be deemed null and void. All transactions under the Plan, including, but not by way of limitation, a Participant's election to defer compensation and hardship withdrawals under Section 10, shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended and any regulation promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modification so as to conform the Plan to the Rule's requirements.












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